===============================================================================


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             LEVEL 8 SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                 [Level 8 Logo]

                              8000 Regency Parkway
                           Cary, North Carolina 27511

                                                                    June 6, 2001

Dear Stockholder:

  You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Level 8 Systems, Inc. (the "Company") to be held at the Grand Hyatt New York, Park Avenue and Grand Central, New York, New York on June 22, 2001 at 9:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year, as well as on our plans for the future.

  We are including with this Proxy Statement a copy of the Company's Annual Report to Stockholders, which includes our Annual Report on Form 10-K. It contains information on the Company's operations, markets, products and services as well as the Company's audited financial statements.

  Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope you will take time to carefully consider each matter.

  Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                              Sincerely,
                                              /s/ Anthony C. Pizi
                                              Anthony C. Pizi
                                              Chairman of the Board

                             LEVEL 8 SYSTEMS, INC.
                             8000 Regency Parkway
                          Cary, North Carolina 27511

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on June 22, 2001

  Notice is hereby given that the Annual Meeting of Stockholders of Level 8 Systems, Inc. (the "Company") will be held at the Grand Hyatt New York, Park Avenue and Grand Central, New York, New York on June 22, 2001 at 9:00 a.m., local time, for the following purposes:

  1. To elect eleven (11) directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified;

  2. To amend the Level 8 Systems, Inc. 1997 Stock Option Plan to increase the number of shares available for issuance thereunder from 5,250,000 to 6,500,000 shares of common stock;

  3. To amend the Level 8 Systems, Inc. 1997 Stock Option Plan to increase the individual participation limitation from 200,000 shares to 500,000 shares of common stock subject to option grants during each fiscal year;

  4. To amend the Level 8 Systems, Inc. 1997 Stock Option Plan to provide for the grant of shares of common stock in addition to options;

  5. To ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2001; and

  6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

  The close of business on May 30, 2001 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,
                                          /s/ Dennis McKinnie
                                          Dennis McKinnie
                                          Senior Vice President
                                          Chief Legal and Administrative
                                           Officer
                                          and Corporate Secretary

Cary, North Carolina
June 6, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                             LEVEL 8 SYSTEMS, INC.
                             8000 Regency Parkway
                          Cary, North Carolina 27511

                                PROXY STATEMENT

  This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Level 8 Systems, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt New York, Park Avenue and Grand Central, New York, New York at 9:00 a.m., local time, on June 22, 2001, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting and Form of Proxy are being mailed to the Company's stockholders on or about June 6, 2001.

                                    VOTING

  If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to the Company's Secretary. Executed but unmarked proxies will be voted "FOR" each of the proposals described in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast. A majority of the votes cast is required to approve each of the other proposals described in this Proxy Statement. Abstentions, broker non-votes and withheld votes will not be considered "votes cast" based on current state law requirements and the Company's Certificate of Incorporation and By-laws and will therefore not affect the outcome of the vote on any of the proposals.

  Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Delaware, the Company's state of incorporation.

  The close of business on May 30, 2001 has been fixed by the Board of Directors as the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting. As of May 23, 2001, the Company had 16,174,598 shares of common stock, 11,570 shares of Series A 4% Convertible Redeemable Preferred Stock and 30,000 shares of Series B 4% Convertible Preferred Stock outstanding, with each share being entitled to one vote (collectively, the "Voting Stock"). As of the record date, Liraz Systems Ltd., a company incorporated under the laws of Israel ("Liraz"), together with the current executive officers and directors of the Company, have the right to vote approximately 32.1% of the outstanding shares of Voting Stock. It is anticipated that Liraz and the directors and executive officers of the Company will vote such shares in favor of each of the proposals listed herein.

  The expense of the solicitation of proxies will be borne by the Company. Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of the Company, who will receive no additional compensation for their services. In addition, the Company has engaged InvestorCom, Inc., a proxy solicitation firm, to aid in the solicitation of proxies. The Company will pay $5,000 plus expenses for the services of InvestorCom. In addition, the Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth information as of May 23, 2001 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of the Company's directors and director nominees, (iii) the executive officers of the Company named in the Summary Compensation Table (the "named executives") and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Level 8 Systems, Inc., 8000 Regency Parkway, Cary, North Carolina 27511.

  Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before July 22, 2001 upon the exercise of stock options. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

                                                        Common Stock
                                               --------------------------------
Name of Beneficial Owner                       No. of Shares   Percent of Class
------------------------                       -------------   ----------------
Liraz Systems Ltd. ("Liraz")(1)..............    5,910,120(2)        34.4%
Welsh, Carson, Anderson & Stowe ("WCAS")(3)..    1,250,000(4)         7.6%
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated(5).............................    1,000,000(6)         6.2%
Seneca Capital International, Ltd.(7)........      731,090(8)         4.3%
Seneca Capital, L.P.(9)......................      601,744(10)        3.6%
Samuel Somech................................      477,805(11)        2.9%
Steven Dmiszewicki...........................      255,000(12)        1.6%
Paul Rampel..................................      149,480(13)          *
Theodore Fine................................      147,387(14)          *
Dennis McKinnie..............................      120,000(15)          *
Anthony C. Pizi..............................       50,000              *
Renee Fulk...................................       38,750              *
Michel Berty.................................       12,000(16)          *
Arie Kilman..................................      260,000(17)        1.6%
Lenny Recanati...............................            0(18)          *
John W. Cummings.............................            0(19)          *
Talmor Margalit..............................            0(20)          *
All current directors and executive officers
 as a group (10 persons)(21).................      956,672            5.7%

--------
   * Represents less than one percent of the outstanding shares.
 (1) The address of Liraz is Azrieli Center 3, Triangle Building, 42nd Floor, Tel Aviv 67023 Israel.
 (2) Includes 2,821,257 shares (1,000,000 of which are shares of common stock issuable upon the conversion of Series A 4% Convertible Redeemable Preferred Stock) with respect to which Liraz may be deemed to share voting and dispositive power with Advanced Systems Europe B.V., a Dutch corporation and a wholly-owned subsidiary of Liraz.
 (3) The address of WCAS is 320 Park Avenue, Suite 2500, New York, New York
     10022.
 (4) Includes 944,844 shares of common stock and 236,209 additional shares of common stock issuable upon the exercise of warrants held by WCAS VI; 11,290 shares of common stock and 2,823 additional shares of common stock issuable upon the exercise of warrants held by WCAS Information Partners II, L.P.; 806 shares of common stock and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the Benefit of Eric Welsh; 806 shares of common stock and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Randall Welsh; 806 shares of common stock, and 202 additional shares of common stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Jennifer Welsh; 1,613 shares of common stock and 403 additional shares of common stock issuable upon the exercise of warrants held by Reboul, MacMurray, Hewitt, Maynard and Kristol; and 39,835 shares of common stock and 9,959 additional shares of common stock issuable upon the exercise of warrants held by general partners of WCAS. WCAS is general partner of each of the foregoing limited partnerships. The principals of WCAS are Bruce K. Anderson, Russell L. Carson, Anthony J. de Nicola, James B. Hoover, Thomas E. McInerney, Robert
   A. Minicucci, Andrew M. Paul, Richard A. Stowe, Laura Van Buren and Patrick
   J. Welsh.
 (5) The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, New York, New York 10080.
 (6) Excludes 5,910,120 shares of common stock beneficially owned by Liraz and its affiliates as well as 1,195,166 shares beneficially owned by WCAS and its affiliates. Merrill Lynch, Liraz and WCAS are parties to a to a Stockholders Agreement, dated as of August 23, 2000, requiring Liraz, WCAS and certain of their affiliates to vote their shares for Merrill Lynch's designee to the Board of Directors. Merrill Lynch disclaims beneficial ownership of the 5,910,120 shares of common stock beneficially owned by Liraz and its affiliates as well as the 1,195,166 shares of common stock beneficially owned by WCAS and its affiliates. See "Certain Relationships and Related Transactions."
 (7) The address of Seneca Capital International, Ltd. is 527 Madison Avenue, 11th Floor, New York, New York 10022.
 (8) Includes 389,905 shares of common stock issuable upon conversion of Series B Preferred Stock and 341,185 shares issuable upon exercise of warrants at an exercise price of $25.0625.
 (9) The address of Seneca Capital L.P. is 527 Madison Avenue, 11th Floor, New York, New York 10022.
(10) Includes 208,598 shares of common stock issuable upon conversion of Series B Preferred Stock and 182,506 shares issuable upon exercise of warrants at an exercise price of $25.0625 per share. Seneca Capital L.P. also owns 157,000 shares of common stock issuable upon conversion of Series A Preferred Stock and 53,640 shares issuable upon exercise of warrants at an exercise price of $10.00 per share.
(11) Includes 401,443 shares subject to stock options exercisable within sixty
     (60) days.
(12) Includes 255,000 shares subject to stock options exercisable within sixty
     (60) days. As part of the separation agreement, dated January 31, 2001 between the Company and Mr. Dmiszewicki, all of Mr. Dmiszewicki's option holdings immediately vested and the period in which those options may be exercised was extended to 18 months from the date of termination.
(13) Includes 128,561 shares of common stock and 20,919 shares issuable upon the exercise of warrants at an exercise price of $30.00 per share.
(14) Includes 120,902 shares subject to stock options exercisable within sixty
     (60) days and 26,485 shares of common stock.
(15) Includes 120,000 shares subject to stock options exercisable within sixty
     (60) days. As part of the separation agreement, dated February 1, 2001, as amended May 5, 2001, between the Company and Mr. McKinnie, all of Mr. McKinnie's option holdings immediately vested and the period in which those options may be exercised was extended to one year from the date of termination, which will be as of the 2001 Annual Meeting of Stockholders.
(16) Includes 12,000 shares subject to stock options exercisable within sixty
     (60) days.
(17) Excludes shares owned by Liraz, of which Mr. Kilman is an approximately 18.16% stockholder. On April 25, 2001, Mr. Kilman resigned his positions with the Company and entered into a separation agreement with the Company whereby he was granted 250,000 shares of common stock.
(18) Excludes shares owned by Liraz, see Note 2, which may be deemed beneficially owned by. Mr. Recanati as a result of his position as an executive officer of DIC, which beneficially owns approximately 43.8% of Liraz's outstanding common stock.
(19) Mr. Cummings is employed by Merrill Lynch, but disclaims authority to vote or dispose of the 1,000,000 shares owned by Merrill Lynch.

(20) Mr. Margalit is a vice president of DIC, which beneficially owns approximately 43.8% of Liraz's outstanding common stock, and is also a director of Liraz. Mr. Margalit disclaims authority to vote or dispose of the 5,910,120 shares beneficially owned by Liraz.
(21) Excludes shares owned by Liraz as described in Note 2 and includes shares issuable upon exercise of options and warrants exercisable within sixty
     (60) days as described in Notes 11, 13 through 16, and 18 through 20.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Board of Directors has nominated Anthony Pizi, Paul Rampel, Lenny Recanati, Samuel Somech, Theodore Fine, Michel Berty, John W. Cummings, Talmor Margalit, Frank Artale, Richard Daly and Burton Grad for election as directors at the 2001 Annual Meeting of Stockholders. All nominees currently are members of the Board of Directors except for Messrs. Artale, Daly and Grad. All nominees have consented to serve as directors if elected. Each of the directors elected at the 2001 Annual Meeting of Stockholders will serve until the 2002 Annual Meeting of Stockholders and until the election and qualification of his successor or until his earlier death, resignation or removal.

  The affirmative vote of a plurality of the votes cast by the holders of Voting Stock, voting together as a single class, will be required to elect each of the nominees as a director of the Company for the ensuing year.

Vote to Elect Directors

  Directors are elected by a plurality of the votes cast. As of the record date for the Annual Meeting, the current directors and officers, together with Liraz, have the right to vote 5,191,528 shares, representing 32.1% of the outstanding Voting Stock and have advised the Company that their present intent is to vote for the election of the nominees named in this proposal. It is the intention of the persons named as proxies to vote the proxies "FOR" the election to the Board of Directors of the eleven nominees named above, unless a stockholder directs otherwise. In the event that a vacancy (which is not anticipated) arises among the nominees prior to the Annual Meeting, the proxy will be voted for the remaining nominees and may be voted for a substitute nominee designated by the Board of Directors.

  The Board of Directors of the Company, by unanimous action of the Directors, recommends a vote "FOR" the election of the nominees named in this proposal.

Additional Information Concerning the Board of Directors and Director Nominees

  Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company, when applicable.

Anthony C. Pizi

Director since January 2001. Age: 41

Mr. Pizi has served as Chairman of the Board of Directors and as Chief Technology Officer since December 1, 2000. He has served as Chief Executive Officer since February 1, 2001. Mr. Pizi has been a director since August 2000. Until December 2000, he was First Vice President and Chief Technology Officer of Merrill Lynch's Private Client Technology Architecture and Service Quality Group. Mr. Pizi's 16 years with Merrill Lynch included assignments in Corporate MIS, Investment Banking and Private Client. Mr. Pizi earned his BS in Engineering from West Virginia University. Mr. Pizi is on the Technical Board of Crossgain Corporation.

Paul Rampel

Director since February 2001.Age: 47

Mr. Rampel has served as a director since and as President since February 1, 2001. Mr. Rampel previously served as Senior Vice President of Research and Development from November 2000 when he joined the Company following the acquisition of StarQuest Software, Inc. ("StarQuest"). Previously, as chief executive officer, president and a founder of StarQuest, Mr. Rampel directed the day-to-day management operations of StarQuest. In addition, he was the design architect of StarQuest's software products and a recognized expert on IBM connectivity with 25 years of industry experience. Prior to StarQuest, Mr. Rampel was the founder and CEO of Orion Networking Systems, which was acquired by Apple Computer, Inc. in 1988. Prior to that, he was manager of data processing for McKesson and held other management positions with Alfa Laval and Communications Solutions, Inc.

Lenny Recanati

Director since December 1994.Age: 47

Mr. Recanati has served as a director of the Company since December 1994. During the last twelve years, Mr. Recanati has been a Senior Manager and Director of Discount Investment Corporation ("DIC"). He is Chairman of the Board of Directors of Ilanot-Discounts Mutual Fund Management Company and is a member of the Board of Directors of a number of Israeli industrial and other enterprises affiliated with DIC, including Liraz Systems, Ltd., Klil Industries Ltd., Elron Electronics Industries Ltd., Super-Sol Ltd., Bayside Land Corporation Ltd., Tefron Ltd., IDB Holdings Ltd. and Tambour Ltd. Mr. Recanati currently serves as Chairman of the Board of Liraz. Mr. Recanati holds a bachelors degree in economics from Hebrew University of Jerusalem and holds a masters degree in business administration from Columbia University. Mr. Recanati is a citizen of Israel.

Samuel Somech

Director since April 1995.   Age: 49

Mr. Somech served as President of the Company through June 1999, as Chairman Emeritus from July 1999 through December 2000, as Chief Technology Officer of the Company from October 1996 through December 2000, and as a director of the Company since April 1995. Mr. Somech served as Vice President of the Company from April 1995 to October 1996. He also served as the Technical Director, Messaging Group, of Apertus Technologies, Inc. from January 1994 to March 1994 and Technical Director, Messaging Group, of NYNEX from September 1990 to December 1993. Mr. Somech co-founded Level 8 Technologies, Inc. with Theodore Fine in February 1994. Level 8 Technologies, Inc. was acquired by the Company in 1995 and remains a wholly owned subsidiary. Mr. Somech is a citizen of Israel.

Theodore Fine

Director since April 1995.   Age: 64

Mr. Fine has served as a director of the Company since April 1995. Mr. Fine co-founded Level 8 Technologies, Inc. with Mr. Somech in February 1994. Mr. Fine is also a director and the Chief Executive Officer of Buysmart Enterprises, Inc. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and, from April 1995 to July 1996, served as a marketing and sales consultant to the Company. From March 1974 to December 1992, Mr. Fine was Vice President of Technology for Retail International Operations of CitiBank, N.A.

Michel Berty, Ph.D.

Director since July 1997.    Age: 61

Dr. Berty has served as a director of the Company since July 1997. Since April 1997, Dr. Berty has been the owner of MBY Consultant, Inc. Dr. Berty currently serves as a director of Sapiens International Corporation, N.V., I Gate Capital, Merant, Elligent Consulting Group, Inc., Dataraid, Inc., Asterop, S.A. and NetGain, Inc. Dr. Berty served as the Chairman of the Board and Chief Executive Officer of Cap Gemini America (an international information technology consulting firm) from 1993 to April 1997. From 1986 to 1992, he served as the General Secretary of the Gemini Sogeti Group (the parent corporation of Cap Gemini America).

John C. Cummings

Director since January 2001. Age: 41

Mr. Cummings has been a director of Level 8 since January 29, 2001. Mr. Cummings was nominated to serve on the Board of Directors by Merrill Lynch pursuant to the terms of the Stockholders Agreement, dated as of August 23, 2000, by and among Level 8, Merrill Lynch, Liraz and its affiliates, and WCAS and its affiliates. Mr. Cummings has been employed at Merrill Lynch since 1981 and has held various management positions during that time. Most recently, he has served Merrill Lynch in the capacity of Senior Vice President for U.S. Private Client Services.

Talmor Margalit

Director since January 2001. Age: 40

Mr. Margalit has been a director of Level 8 since January 29, 2001. Since 2000, Mr. Margalit has served as a Vice President of Business Development for DIC. From 1996 until 2000, Mr. Margalit was Vice President and Chief Technology Officer of Malam Systems, LTD. Mr. Margalit also serves on the board of Liraz, Level 8's principal stockholder. Mr. Margalit is a citizen of Israel.

Frank Artale

Nominated for first time appointment.
                             Age: 36

Since July 2000, Mr. Artale has served as the Vice President and General Manager of the Windows Platform Division at Veritas Software Corporation (NASDAQ: VRTS) where his group is responsible for overall product strategy for Windows targeted software products. Prior to joining Veritas, Mr. Artale spent nine years at Microsoft Corporation where he held various positions including General Manager for systems management during the Windows 2000 project and Director of Program Management for Windows NT 4.0.

Richard Daly

Nominated for first time appointment.
                             Age: 47

Mr. Daly is Founder and President of ADP Investor Communications Services, a division of Automatic Data Processing, Inc. (NYSE: ADP), which is the leading processor and provider of shareowner communications to the financial services and corporate communities. He is also a Group President, Executive Committee member and Corporate Officer of Automatic Data Processing, Inc. Prior to joining ADP in 1989, Mr. Daly was a Senior Vice President and a member of the Board of Directors of Thomson McKinnon Securities.

Burton Grad

Nominated for first time appointment.
                             Age: 73

Mr. Grad has been President of Burton Grad Associates, Inc. (BGAI) since he founded this software consulting company in 1978. BGAI has provided strategic planning, business and due diligence analysis services to a wide range of software product and services companies during that time. From 1960 to 1978, Mr. Grad held a variety of management positions at IBM including serving as Director of Development for a number of system and application products. From 1949-1960 he was with the General Electric Company, serving for 6 years as a consultant in GE's Manufacturing Control Services organization, particularly involved in computerization and automation of various GE operations. Mr. Grad has a bachelor's degree in Management Engineering from Rensselaer Polytechnic Institute.

Meetings and Committees of the Board of Directors

  The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors held ten meetings in 2000. Each director attended over 75% of the meetings of the Board and any committees on which he served in fiscal 2000. To assist the Board of Directors in carrying out their responsibility, the Board has delegated certain authority to several committees. Information concerning these committees follows.

  Messrs. Fine and Recanati presently serve on the Compensation Committee of the Board of Directors. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Company's 1995 Stock Incentive Plan, the 1997 Stock Option Plan, the Company's Employee Stock Purchase Plan (U.S.), the Company's International Stock Purchase Plan and the Company's

Outside Directors Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. During fiscal year 2000 and the first quarter of fiscal year 2001, Mr. Arie Kilman was a member of the Compensation Committee. The Compensation Committee met nine times during fiscal 2000.

  Messrs. Fine and Recanati presently serve on the Audit Committee of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee met seven times during fiscal 2000. During fiscal year 2000, Dr. Robert Brill was a member of the Audit Committee.

  The Board of Directors formed a Nominating Committee consisting of Messrs. Fine and Berty at a meeting on May 23, 2001. The Nominating Committee is responsible for proposing nominees to fill vacancies on the Board of Directors. The Nominating Committee nominated, and the Board approved the nomination of, Messrs. Artale, Daly and Grad for election to the Board of Directors at the 2001 Annual Meeting of Stockholders. The Nominating Committee does not consider stockholder recommendations for directors.

  The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is comprised of Messrs. Fine and Recanati. None of the current members of the Compensation Committee has served as an executive officer of the Company and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Fine or Recanati have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

Director Compensation

  In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of common stock at a price equal to the fair market value of the common stock as of the grant date. These options vest over a three year period in equal increments upon the eligible Director's election to the Board. Newly elected eligible directors are also eligible to receive an option to purchase 12,000 shares upon initial election or appointment. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. During 2000, pursuant to the Outside Director Stock Incentive Plan, Mr. Fine received options to purchase 12,000 shares of common stock at an exercise price of $9.9375 per share. Those options vest over a three-year period in equal installments upon his re-election to the Board.

  Michel Berty is entitled to receive $12,000 each year for serving as a Director. None of the Company's other Directors received additional monetary compensation for serving on the Board of Directors of the Company in 2000, other than reimbursement of reasonable expenses incurred in attending meetings.

Additional Information

  For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Stock Performance Graph" and "Section 16(a) Beneficial Ownership Reporting Compliance" below.

                              EXECUTIVE OFFICERS

  The Company's current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Anthony C. Pizi              Age: 41

Mr. Pizi currently serves as the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Pizi's experience.

Paul Rampel                  Age: 47

Mr. Rampel currently serves as the President and a director of the Company. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Rampel's experience.

Dennis McKinnie              Age: 44

Mr. McKinnie has served as Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary of the Company since January 1999. Prior to that, Mr. McKinnie served as Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Seer Technologies, Inc. ("Seer") since April 1998. Previously, Mr. McKinnie was Vice President and General Counsel of Seer. He has also served as Corporate Secretary of Seer since February 1996 and as Assistant Secretary prior thereto. From September 1989 to October 1994, he was associated with the Atlanta, Georgia law firm of Powell, Goldstein, Frazer & Murphy LLP where he was a member of that firm's Technology Litigation Group. Prior to becoming associated with Powell Goldstein, he was Staff Counsel to the Supreme Court of the United States. During his 18 years of law practice, he also clerked for the Alabama Supreme Court and the United States Court of Appeals for the Eleventh Circuit. Mr. McKinnie holds a B.A. from Union University and a J.D. from the Cumberland School of Law of Samford University. Mr. McKinnie will resign his positions with the Company effective as of the 2001 Annual Meeting of Stockholders.

John P. Broderick            Age: 51

Mr. Broderick has served as the Chief Financial Officer of the Company since April 2, 2001. Prior to joining the Company, Mr. Broderick was Executive Vice President of Swell Inc., a sports media e-commerce company where he oversaw the development of all commerce operations and served as the organization's interim CFO. Previously, Mr. Broderick served as chief financial officer for Programmer's Paradise, a publicly held (NASDAQ: PROG) international software marketer. Mr. Broderick received his B.A. in accounting from Villanova University.

                            EXECUTIVE COMPENSATION

  The following summary compensation table sets forth the compensation earned by the Company's current Chief Executive Officer and the four other executive officers serving or having served at the end of fiscal 2000 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 2000. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 2000, see "Option Grants in Fiscal 2000."

                          Summary Compensation Table

                                         Annual Compensation
                         ---------------------------------------------------------
                                                                        Securities
Name and Principal       Fiscal                          Other Annual   Underlying
Position                  Year   Salary      Bonus      Compensation(1)  Options
------------------       ------ --------    --------    --------------- ----------
Arie Kilman,              2000  $234,374    $100,000        $   --        50,000(4)
 Chief Executive Officer
  and                     1999  $120,000(3) $ 90,000        $   --       200,000(4)
 Chairman of the
  Board(2)                1998  $115,000    $    --         $96,350(5)


Steven Dmiszewicki        2000  $235,416    $233,000        $   --       120,000(7)
 President and
  Director(6)             1999  $200,000    $200,000(8)     $   --        35,000
                          1998                                           200,000

Samuel Somech             2000  $150,000    $    --         $   --        50,000(10)
 Chairman Emeritus,
  Chief                   1999  $150,000    $    --         $   --             0
 Technology Officer and
  Director(9)             1998  $150,000    $    --         $   --             0

Dennis McKinnie           2000  $182,292    $ 83,000        $   --        25,000
 Senior Vice President,
  Chief Legal             1999  $172,917    $ 50,000        $   --        95,000
 and Administrative
  Officer, Corporate
 Secretary(11)

Renee Fulk                2000  $135,000    $ 98,000        $   --        25,000
 Chief Financial
  Officer, Treasurer and  1999  $110,583    $ 65,000        $   --        40,000
 Assistant Secretary(12)

--------
 (1) Except in the case of Mr. Kilman, the indicated amounts do not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that, except for Mr. Kilman, the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his or her salary and bonus for any fiscal year to which such benefits pertain.

 (2) Mr. Kilman served as Chief Executive Officer of the Company during the majority of fiscal year 2000. On December 1, 2000, he resigned his position as CEO and became the Chief Strategy Officer of the Company. On April 25, 2001, Mr. Kilman resigned all of his positions with the Company.

 (3) Mr. Kilman's salary for 1998 includes an aggregate of $60,000 paid by the Company and $55,000 paid by Liraz.

 (4) In December 2000, Mr. Kilman voluntarily forfeited all of his 250,000 options.

 (5) The indicated amounts reflect compensation for 1998 paid to Mr. Kilman to pay for travel expenses to and from New York and living expenses in New York, including rent for an apartment, an automobile lease and miscellaneous expenditures related thereto. Liraz has agreed to reimburse the Company at a rate of $3,000 per month for Mr. Kilman's travel expenses.

 (6) Mr. Dmiszewicki served as President and a director during fiscal year 2000. On December 1, 2000, he was named Chief Executive Officer of the Company. Effective February 1, 2001, Mr. Dmiszewicki resigned his positions with the Company. Anthony Pizi replaced Mr. Dmiszewicki as Chief Executive Officer and Paul Rampel replaced Mr. Dmiszewicki as President.

 (7) In December 2000, Mr. Dmiszewicki voluntarily forfeited 100,000 options with an exercise price of 37.875.

 (8) Includes a $100,000 performance based bonus and a bonus of $100,000 for the successful completion of the acquisition of Template Software, Inc.

 (9) Mr. Somech was replaced as Chief Technology Officer by Anthony Pizi on December 1, 2000.

(10) In December 2000, Mr. Somech voluntarily forfeited 50,000 options with and exercise price of $37.875.

(11) Effective as of the date of the Annual Meeting of Stockholders, Mr. McKinnie will resign his positions with the Company. The Company has not currently appointed a replacement for Mr. McKinnie.

(12) Effective March 31, 2001, Ms. Fulk resigned as Chief Financial Officer of the Company. She was replaced by John P. Broderick who began as Chief Financial Officer on April 2, 2001.

  The following table sets forth information regarding each grant of stock options to each of the named executives during fiscal 2000. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights ("SARs") during fiscal 2000.

                         Option Grants in Fiscal 2000

                                          Individual Grants
                         ------------------------------------------------------
                                                                                Potential Realizable Value
                         Number of        Percent                                 at Assumed Annual Rates
                         Securities      of Total                                   of Appreciation for
                         Underlying   Options Granted                                   Option Term
                          Options      to Employees   Exercise Price Expiration ------------------------------
Name                      Granted     in Fiscal Year    ($/share)       Date        5%($)           10%($)
----                     ----------   --------------- -------------- ---------- -------------    -------------
Steven Dmiszewicki......  100,000(1)        4.7%         $37.875      2/11/10   $   2,381,938(1) $   6,036,300(1)
                           20,000           .95%         $8.7812      11/2/10   $     110,449    $     279,889
Arie Kilman.............   50,000(2)        2.3%         $30.625       1/6/10   $     962,995(2) $   2,240,418(2)
Samuel Somech...........   50,000(3)        2.3%         $37.875      2/11/10   $   1,190,969(3) $   3,018,150(3)
Dennis McKinnie.........   15,000           .71%         $37.875      2/11/10   $     357,291    $     905,445
                           10,000           .47%         $8.7812      11/2/10   $      55,224    $     139,950
Renee Fulk..............   15,000           .71%         $37.875      2/11/10   $     357,291    $     905,445
                           10,000           .47%         $8.7812      11/2/10   $      55,224    $     139,950

--------
 (1) Mr. Dmiszewicki voluntarily forfeited these options in December 2000.
 (2) Mr. Kilman voluntarily forfeited these options in December 2000.
 (3) Mr. Somech voluntarily forfeited these options in December 2000.

  The following table sets forth information concerning the options exercised during fiscal 2000 and held at December 31, 2000 by the named executives. None of the unexercised options at December 31, 2000 were in-the-money.
                Fiscal 2000 Year-End Option Holdings and Values

                                                               Number of
                                                         Securities Underlying
                                                          Unexercised Options
                                                         at December 31, 2000
                                                       -------------------------
                            Shares Acquired   Value
Name                          on Exercise    Realized  Exercisable Unexercisable
----                        --------------- ---------- ----------- -------------
Arie Kilman................          0      $        0         0           0
Steven Dmiszewicki.........          0      $        0   185,000      70,000
Samuel Somech..............     76,362      $1,184,520   401,443           0
Dennis McKinnie............          0      $        0    80,000      40,000
Renee Fulk.................          0      $        0    38,750      26,250

    Employment Agreements, Termination of Employment and Change-In-Control
                                 Arrangements

  Under the employment agreement between the Company and Mr. Pizi dated March 12, 2001, the Company pays Mr. Pizi an annual base salary of $600,000, and a performance bonus of cash and up to one hundred thousand (100,000) options to purchase shares of common stock, as determined by the Compensation Committee of the Board of Directors of the Company, in its discretion. Upon termination of Mr. Pizi's employment by the Company without cause, the Company has agreed to pay Mr. Pizi (a) a lump sum payment of one year of Mr. Pizi's then base salary within thirty (30) days of termination and (b) two hundred thousand (200,000) shares of the Company's common stock. In the event there occurs a substantial change in Mr. Pizi's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Pizi two hundred thousand (200,000) shares of the Company's common stock. If Mr. Pizi's employment is terminated for any reason, Mr. Pizi has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

  Under the employment agreement between the Company and Mr. Rampel dated March 12, 2001, the Company pays Mr. Rampel an annual base salary of $300,000 and a performance bonus of cash up to 40% of Mr. Rampel's salary, as determined by the Chief Executive Officer, in his discretion (for 2001, this bonus will be at least 20% of Mr. Rampel's salary). Upon termination of Mr. Rampel's employment by the Company without cause, the Company has agreed to provide Mr. Rampel with (a) a lump sum payment of one year of Mr. Rampel's then base salary within thirty (30) days of termination, (b) one hundred thousand (100,000) shares of the Company's common stock and (c) immediate vesting of all unvested stock options held by Mr. Rampel. In the event there occurs a substantial change in Mr. Rampel's job duties, there is a decrease in or failure to provide the compensation or vested benefits under the employment agreement or there is a change in control of the Company, the Company has agreed to grant Mr. Rampel one hundred thousand (100,000) shares of the Company's common stock and immediately vest all unvested stock options held by Mr. Rampel. If Mr. Rampel's employment is terminated for any reason, Mr. Rampel has agreed that, for one (1) year after such termination, he will not directly or indirectly solicit or divert business from the Company or assist any business in attempting to do so or solicit or hire any person who was an employee of the Company during the term of his employment agreement or assist any business in attempting to do so.

  Under the separation agreement between the Company and Mr. Kilman dated April 25, 2001, the Company has agreed to provide Mr. Kilman with the following items: (a) $600,000 payable in one lump sum and $150,000 on the forty-fifth day following the effective date of the agreement and (b) two hundred fifty thousand (250,000) shares of Company common stock. In return for this compensation, Mr. Kilman has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employee an employee of the Company or (iv) provide lists of employee names to recruiters.

  Under the separation agreement between the Company and Mr. McKinnie dated February 1, 2001, as amended by letter dated May 5, 2001, and in exchange for Mr. McKinnie's continued service until the 2001 Annual Meeting of Stockholders, the Company has agreed to provide Mr. McKinnie the following items: (a) his annual salary payable in one lump sum on May 7, 2001, (b) continued salary until the 2001 Annual Meeting of Stockholders, (c) medical, dental, vision, life insurance and long-term disability insurance at employer rates and 401(k) participation benefits for a period of 52 weeks from the date of the 2001 Annual Meeting of Stockholders, (d) compensation for executive coaching/placement services for 6 months, (e) a lump sum payment on May 7, 2001 for his unused vacation days which equal 60 days and (f) the immediate vesting of all unvested options and the extension of the period for exercise of these options to one year from the date of the execution of the agreement. In return for this compensation, Mr. McKinnie has agreed to not (i) solicit or request any employee or consultant to leave employment of the Company, (ii) hire any employee of the Company, (iii) solicit or request any competing business to employee an employee of the Company or (iv) provide lists of employee names to recruiters.

  Under the separation agreement between the Company and Mr. Dmiszewicki, the Company has agreed to provide to Mr. Dmiszewicki with the following items: (a) his weekly salary at the time of termination for the period of 52 weeks following the date of termination, (b) medical, dental, vision, life insurance and long-term disability insurance at employer rates and 401(k) participation benefits for a period of 9 months from the date of termination, (c) compensation for executive coaching/placement services for 6 months, (d) his unused vacation days which equal 60 days and (e) the immediate vesting of all unvested options and the extension of the period for exercise of these options to 18 months from the date of termination. In return for this compensation, Mr. Dmiszewicki executed a release of claims and has agreed, for a period of 12 months from the execution of the agreement, not to (a) solicit or request any employee or consultant to leave employment of the Company, (b) hire any employee of the Company, (c) solicit or request any competing business to employee an employee of the Company or (d) provide lists of employee names to recruiters.

  Under the employment agreement between the Company and Mr. Somech, the Company pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the Board of Directors of the Company, in its discretion, (c) a performance bonus determined by the Board of Directors of the Company and (d) a car and telephone allowance of $2,000 a month. If Mr. Somech's employment is terminated for any reason (other than by the Company without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly (i) compete with Level 8 Technologies' consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing, (iii) solicit or divert business from Level 8 Technologies or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 Technologies or (v) solicit or hire any person who was an employee of Level 8 Technologies during the term of his employment agreement or assist any business in attempting to do so. On February 26, 1999, Mr. Somech and the Company entered into an amendment to his employment agreement that permits Mr. Somech to retire from the Company at any time during his employment upon three months notice to the Company. Upon his retirement, Mr. Somech will receive retirement benefits of $20,000 per month for a period of two years and his health care benefits will continue during this time or until he obtains alternative health care coverage, whichever is sooner. During his first year of retirement, Mr. Somech has agreed to make himself available to assist the Company and its employees on transition matters. On October 25, 2000, the Company lent Mr. Somech $495,000 pursuant to a Promissory Note. The Promissory Note is payable in five annual installments of principal and interest starting on March 1, 2001. The first installment under the Promissory Note was not paid to the Company. The Company has agreed that in exchange for forgiveness of the Promissory Note, Mr. Somech will forgo his retirement benefits as described above and pay the Company approximately $16,000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report by the Compensation Committee of the Board of Directors discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 2000 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

  The Compensation Committee of the Board of Directors approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is currently comprised of Messrs. Fine and Recanati. Mr. Kilman, who served on the Compensation Committee during fiscal year 2000 and the first quarter of 2001, was the Chief Strategy Officer and a director of the Company. Messrs. Fine and Recanati are not employees of the Company. Mr. Recanati is an executive officer and director of an affiliate of the Company.

Compensation Philosophy

  The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

  Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

  Each element of the Company's executive compensation program is discussed below.

Base Salaries

  The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 2000 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance and the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation

  Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based on relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year. Bonuses for 2000 were determined by evaluations of individual performance and by the success of the Company.

Long-Term Incentive Compensation

  The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company's stock option plans. The Committee believes that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive's past performance and the degree to which an incentive for long-term performance would benefit the Company. The size of option grants is comparable to grants by other corporations within the Company's industry that are comparable in size to the Company.

Benefits

  The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer

  Mr. Kilman served as the Chief Executive Officer of the Company from July 1996 until November 30, 2000 and was compensated in accordance with the terms of his employment agreement with the Company. Mr. Dmiszewicki served as Chief Executive Officer of the Company from December 1, 2000 until January 31, 2001 and was compensated in accordance with the terms of his employment agreement with the Company. See "Executive Compensation-Employment Agreements, Termination of Employment and Change-In-Control Arrangements."

  Submitted by:    THE COMPENSATION COMMITTEE

                   Theodore Fine
                   Lenny Recanati

Section 162(m) of the Internal Revenue Code

  It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 2000 is non-deductible. The Company's 1995 Stock Incentive Plan and 1997 Stock Option Plan limit to 200,000 and 200,000, respectively, the number of options or shares that may be awarded to any individual in a single year under these plans. Proposal 3, described below, would increase the number of options or shares that may be awarded to an individual in a single year under the 1997 Stock Option Plan to 500,000.

Audit Committee Report

  The Audit Committee reports as follows with respect to the audit of the Company's 2000 audited financial statements:

  . The Committee has reviewed and discussed the Company's 2000 audited financial statements with its management,

  . The Committee has discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company's financial statements,

  . The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors' independence from the Company and its related entities) and has discussed with the auditors their independence from the Company, and

  . Based on review and discussions of the Company's 2000 audited financial statements with management and discussions with the independent auditors, the Audit Committee has recommended to the Board of Directors that the Company's 2000 audited financial statements be included in its Annual Report on Form 10-K.

  Submitted by:   THE AUDIT COMMITTEE

                  Theodore Fine
                  Lenny Recanati

Audit Committee Charter

  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

Independence of Audit Committee Members

  The Company's Audit Committee was comprised of Robert M. Brill, Ph.D., Theodore Fine and Lenny Recanati in fiscal year 2000. Dr. Brill met the requirements of independence as defined by the applicable Nasdaq standards. Neither Lenny Recanti, who is affiliated with our principal stockholder, Liraz, nor Theodore Fine, who was an employee of the Company in 1998, met the applicable independence standards. Following the Annual Meeting, the Board of Directors intends to meet and appoint a new Audit Committee that complies with the Audit Committee independence standards of the Nasdaq Stock Market.

                            STOCK PERFORMANCE GRAPH

  The following graph indicates the Company's cumulative total return to stockholders from December 31, 1995 through December 31, 2000, as compared to cumulative total returns for the Nasdaq Stock Market (U.S.) Index and the Media General Business Software and Services Index.


                                        1995   1996   1997   1998   1999   2000
                                       ------ ------ ------ ------ ------ ------
LEVEL 8 SYSTEMS, INC.................. 100.00 258.33 227.08 161.46 576.04 101.57
MG GROUP INDEX........................ 100.00 114.28 127.20 151.81 229.11 162.51
NASDAQ MARKET INDEX................... 100.00 124.27 152.00 214.39 378.12 237.66

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's common stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission. Directors, executive officers and persons owning more than 10% of the Company's common stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, management believes that the Company's directors, executive officers and owners of more than 10% of its common stock complied with all filing requirements in a timely manner during fiscal 2000, except as follows. In December 2000 Liraz, and its wholly-owned subsidiary, Liraz Systems Export (1990) Ltd. ("Export"), jointly filed Form 5s to report transactions occurring from the initial public offering of the Company in 1995 until 1999. Another wholly-owned subsidiary of Liraz, Advanced Systems Europe B.V. ("Advanced Systems"), was included in the Form 5 filed for fiscal year 1999 when Advanced Systems became a reporting person. In addition, in December 2000, Liraz filed Form 4s with respect to transactions occurring in fiscal year 2000. Liraz was included on nine of the forms, reporting thirteen transactions by Liraz and five transactions by its wholly-owned subsidiaries. Export was included on three of the forms, reporting three transactions. Advanced Systems was included on one of the forms, reporting two transactions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Related Parties

  On January 27, 2001, the Company extended a loan to Paul Rampel, the President and a director of the Company, in the amount of $75,000. The loan carries an interest rate of 10% per annum on the principal balance and the loan is due and payable in full on January 27, 2002. The loan is secured by 15,000 shares of common stock of the Company currently held by Mr. Rampel under a Stock Pledge agreement between the Company and Mr. Rampel.

  On October 25, 2000, the Company extended a loan to Samuel Somech, Chairman Emeritus and a director of the Company, in the amount of $495,000. The loan carries an interest rate of 6.5% per annum on the unpaid balance. The loan is payable in five equal annual installments of principal and interest starting on March 1, 2001. The first installment was not paid to the Company. The Company has agreed with Mr. Somech that in exchange for the forgiveness of the Promissory Note, Mr. Somech will forgo retirement benefits under the amendment to Mr. Somech's employment agreement and pay the Company approximately $16,000.

Transactions with Merrill Lynch

  On July 31, 2000, the Company entered into a Purchase Agreement with Merrill Lynch concerning technology owned by Merrill Lynch. On August 23, 2000, pursuant to the Purchase Agreement, Merrill Lynch granted the Company exclusive worldwide marketing, sales and public development rights for a period of two years to Cicero, a comprehensive integrated desktop computer environment developed by Merrill Lynch and used by more than 30,000 Merrill Lynch professionals worldwide, subject to Merrill Lynch's retained right to use and develop Cicero for its own use and the use of affiliates and the possible loss of exclusivity if the Company's share price does not meet certain targets. As consideration for this license, the Company issued 1,000,000 shares of Company common stock to Merrill Lynch.

  In connection with the Purchase Agreement, the Company and Merrill Lynch entered into a Registration Rights Agreement, dated as of August 23, 2000, granting Merrill Lynch certain rights to have the shares issued to Merrill Lynch registered under the Securities Act of 1933, as amended. In addition, the Company, Merrill Lynch and certain stockholders of the Company, including Liraz Systems Ltd. and certain of its affiliates, and Welsh, Carson, Anderson & Stowe VI, L.P. and certain of its affiliates, entered into a Stockholders Agreement, dated as of August 23, 2000, agreeing to vote their shares in favor of the designee of Merrill Lynch to the Company's Board of Directors.

  In September of 2000, Merrill Lynch purchased software and services from Level 8 at an aggregate purchase price of approximately $6 million. This purchase was made pursuant to a master software license entered into between Merrill Lynch and Seer in 1996 and was made under the Company's standard terms and conditions with respect to a purchase of this size.

  Prior to Company's acquisition of StarQuest and before Merrill Lynch was a related party, StarQuest retained Merrill Lynch to provide investment banking services on its behalf. Following the acquisition of StarQuest, the Company paid Merrill Lynch approximately $800,000 in fees.

Borrowings and Commitments from Liraz

  As part of the Template transaction, the Company obtained an additional $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz, the Company's principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of the Company in consultation with an outside appraisal firm and based upon market conditions and the Company's anticipated financing needs at closing. In the third quarter of 2000, this term loan was amended to provide the Company with an additional $5 million in borrowings and to extend the due date from May 31, 2001 to November 30, 2001. Liraz has extended its guarantee of the amended loan through November 30, 2001 in exchange for 110,000 shares of the Company's common stock. The value of the shares issued will be capitalized and amortized over the term of the loan as a component of interest expense In May of 2001, Liraz extended its guarantee until April 30, 2002. The commitment provides for an interest rate equal to the London Interbank Offered Rate plus 1% annually. As of March 31, 2001 the interest rate was approximately 5.9%.

  Under an agreement between Liraz and the Company dated December 31, 1998 (the "Liraz Agreement"), Liraz made a $12 million loan to the Company, which bears simple interest at a rate of 12% a year and was to mature on June 30, 2000. On May 31, 1999, the Liraz Agreement was amended to change the maturity date from June 30, 2000 to December 15, 2000, and to provide for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. The Company used part of the proceeds from the issuance of the Series A 4% Convertible Redeemable Preferred Stock to make an $8 million payment to Liraz to pay down the balance of the loan. Liraz had previously committed to provide the Company with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to the Company. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated. The Company paid Liraz in full in the third quarter of fiscal year 2000.

Joint Development Arrangement with Liraz

  The Company and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that the Company would reimburse Liraz's costs of development of $1.5 million and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million were paid to Liraz in 1999 for 1998 sales.

  See "Beneficial Ownership of Shares" for a description of the relationships among Liraz and Messrs. Margalit and Recanati, directors of the Company.

            PROPOSAL 2: AMENDMENT OF THE COMPANY 1997 STOCK OPTION
                PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON
                    STOCK RESERVED FOR ISSUANCE THEREUNDER

Background

  On March 25, 2001, the Board of Directors of the Company approved (subject to stockholder approval) an amendment to the Company 1997 Stock Option Plan which increases the total number of shares of common stock issuable pursuant to the 1997 Stock Option Plan from 5,250,000 to 6,500,000. The following description of the 1997 Stock Option Plan is intended only as a summary and is qualified in its entirety by reference to the 1997 Stock Option Plan.

Purpose

  The purpose of the 1997 Stock Option Plan is to enhance the profitability and value of the Company for the benefit of its stockholders principally by enabling the Company to offer employees and consultants of the Company and its subsidiaries and non-employee directors of the Company stock-based incentives in the Company in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Company stockholders.

Eligibility

  All employees and consultants of the Company and its subsidiaries and non-employee directors of the Company designated by the Board of Directors of the Company to participate in the 1997 Stock Option Plan are eligible to receive options under the 1997 Stock Option Plan.

Available Shares

  If the proposed amendment is approved, options covering a maximum of 6,500,000 shares of common stock may be issued under the 1997 Stock Option Plan. Options covering a maximum of 200,000 shares may be granted to any single individual in any one fiscal year. If Proposal 3 below is approved by the stockholders, a maximum of 500,000 shares may be granted to any single individual in any one fiscal year. If an option expires, terminates or is cancelled, the unissued shares of common stock subject to the option will again be available under the 1997 Stock Option Plan.

Terms of Stock Options

  Under the 1997 Stock Option Plan, options granted to employees may be in the form of incentive stock options or nonqualified stock options. Options granted to consultants or non-employee directors may only be nonqualified stock options. The committee that administers the 1997 Stock Option Plan (see "Administration" below) (the "Committee") will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a 10% stockholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the common stock at the time of the grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value). The exercise price of a nonqualified stock option will be determined by the Committee.

  The option price upon exercise may be paid in cash or, if so determined by the Committee, in shares of common stock by a reduction in the number of shares of common stock issuable upon the exercise of the option or by such other method as the Committee determines. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes. At the discretion of the Committee, options may provide for "reloads" (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

  Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable (except by will or the laws of descent and distribution).

  Options may not be granted after the tenth anniversary of the 1997 Stock Option Plan's adoption.

Change in Control

  Unless otherwise determined by the Committee at the time of the grant, upon a change in control (as defined in the 1997 Stock Option Plan), all of the options automatically will become fully exercisable. However, unless otherwise determined by the Committee at the time of the grant, no acceleration or exercisability of an option will occur, if the Committee determines prior to a change in control that the option will be honored or assumed or new rights substituted immediately following the change in control; provided that, the new rights or alternative option is based on stock which is or will be traded on an established securities market, contains at least substantially equivalent terms and conditions as the option being assumed, and has substantially equal earnings value.

Certain Reorganizations

  The 1997 Stock Option Plan provides for appropriate adjustments of the number and kind of shares to be issued upon exercise of an option and of the exercise price to reflect changes in the capital structure of the corporation, stock splits, recapitalizations, mergers and reorganizations.

Amendment or Termination of the 1997 Stock Option Plan

  The 1997 Stock Option Plan may be amended by the Board of Directors of the Company, except that stockholder approval of amendments will be required among other things (a) to the extent stockholder approval is required by Rule 16b-3 under the Exchange Act, and (b) to (i) increase the maximum number of shares subject to options granted in a fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the 1997 Stock Option Plan, or (iv) increase the number of shares that may be issued under the 1997 Stock Option Plan. The 1997 Stock Option Plan is effective for ten years from the date the 1997 Stock Option Plan was adopted during which time options may be granted.

Administration

  The 1997 Stock Option Plan will be administered by the Committee, which will include two or more "non-employee" and "outside" directors. However, with respect to option grants to non-employee directors and any action under the 1997 Stock Option Plan relating to options held by non-employee directors, the Committee will consist of the entire Board of Directors. The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders. Decisions by the Board of Directors or the Committee with respect to the 1997 Stock Option Plan are final and binding.

Federal Income Tax Consequences

  Incentive Stock Options. An optionee will not recognize income upon the grant or exercise of an incentive stock option. Instead, the optionee will be taxed at the time he or she sells the stock purchased pursuant to the option. The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be a long-term capital gain, and the Company will not be entitled to a deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for it prior to the expiration of the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

  Non-Qualified Stock Options. An optionee will not recognize income upon the grant of a non-qualified stock option under the 1997 Stock Option Plan or at any time prior to the exercise of the option or a portion thereof. Generally, at the time the optionee exercises a non-qualified option or portion thereof, the optionee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and the Company will then be entitled to a corresponding deduction. At that time, the Company will be subject to income tax withholding requirements and will have the right to require an optionee who is or was an employee of the Company to remit in cash to the Company an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock.

  A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

  The foregoing is a summary discussion of certain federal income tax consequences to optionees under the Internal Revenue Code and should not be construed as legal, tax or investment advice. ALL 1997 STOCK OPTION PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Stockholder Approval

  The Company's board of directors seeks stockholder approval because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the 1997 Stock Option Plan.

  Approval of this proposal will require the affirmative vote of a majority of the votes cast. As of the record date for the Annual Meeting, the current directors and officers, together with Liraz, have the right to vote 5,191,528 shares, representing 32.1% of the outstanding Voting Stock and have advised the Company that their present intent is to vote for this proposal to amend the 1997 Option Plan. It is the intention of the persons named as proxies. to vote the proxies "FOR" this proposal to amend the 1997 Option Plan, unless a stockholder directs otherwise.

  The Board of Directors of the Company, by unanimous action of the Directors, recommends a vote "FOR" the proposed amendment to the 1997 Stock Option Plan.

            PROPOSAL 3: AMENDMENT OF THE COMPANY 1997 STOCK OPTION
       PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK UNDERLYING OPTIONS THAT MAY BE ISSUED TO ANY ONE PERSON DURING A GIVEN FISCAL YEAR

Background

  On March 25, 2001, the Board of Directors of the Company approved (subject to stockholder approval) an amendment to the Company 1997 Stock Option Plan which increases the total number of shares of common stock underlying options that may be issued to any one person under the plan in any given year from 200,000 to 500,000. Please see Proposal 2, above, for a description of the 1997 Stock Option Plan. The description above is intended only as a summary and is qualified in its entirety by reference to the 1997 Stock Option Plan.

Stockholder Approval

  The Company's board of directors seeks stockholder approval because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the 1997 Stock Option Plan.

  Approval of this proposal will require the affirmative vote of a majority of the votes cast. As of the record date for the Annual Meeting, the current directors and officers, together with Liraz, have the right to vote 5,191,528 shares, representing 32.1% of the outstanding Voting Stock and have advised the Company that their present intent is to vote for this proposal to amend the 1997 Option Plan. It is the intention of the persons named as proxies to vote the proxies "FOR" this proposal to amend the 1997 Option Plan, unless a stockholder directs otherwise.

  The Board of Directors of the Company, by unanimous action of the Directors, recommends a vote "FOR" the proposed amendment to the 1997 Stock Option Plan.

            PROPOSAL 4: AMENDMENT OF THE COMPANY 1997 STOCK OPTION
       PLAN TO PROVIDE FOR THE ISSUANCE OF COMMON SHARES UNDER THE PLAN

Background

  On March 25, 2001, the Board of Directors of the Company approved (subject to stockholder approval) an amendment to the Company 1997 Stock Option Plan which allows for the grant of shares of common stock under the 1997 Stock Option Plan subject to such terms and restrictions as may be established by the Committee. Please see Proposal 2, above, for a description of the 1997 Stock Option Plan. The description above is intended only as a summary and is qualified in its entirety by reference to the 1997 Stock Option Plan. Certain tax consequences of stock awards are described below:

  A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of commons stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

Stockholder Approval

  The Company's board of directors seeks stockholder approval because such approval will maximize the potential for deductions associated with any stock awards under the 1997 Stock Option Plan.

  Approval of this proposal will require the affirmative vote of a majority of the votes cast. As of the record date for the Annual Meeting, the current directors and officers, together with Liraz, have the right to vote 5,191,528 shares, representing 32.1% of the outstanding Voting Stock and have advised the Company that their present intent is to vote for this proposal to amend the 1997 Option Plan. It is the intention of the persons named as proxies to vote the proxies "FOR" this proposal to amend the 1997 Option Plan, unless a stockholder directs otherwise.

  The Board of Directors of the Company, by unanimous action of the Directors, recommends a vote "FOR" the proposed amendment to the 1997 Stock Option Plan.

      PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Stockholders will be asked to vote for a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 2001. If the stockholders, by affirmative vote of the holders of a majority of the votes cast, do not ratify this appointment, the Board of Directors will reconsider its action and select other independent public accountants without further stockholder action. Abstentions and broker non-votes will have no effect on Proposal 5.

  The Company appointed Deloitte & Touche LLP as its independent auditors on July 11, 2000. Previously, on July 10, 2000, the Company dismissed PricewaterhouseCoopers LLP as its independent accountants. The decision to change independent accountants was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. During the two most recent fiscal years, none of the reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and any subsequent interim period, there have been no disagreements with the Company's independent accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if such representative desires to do so.

  Audit Fees. In connection with services rendered for the audit of the Company's annual financial statements and the review of the Company's interim financial statements for the second and third quarter of 2000, total audit fees for fiscal year 2000 were $205,000. This includes fees for services that were billed to the Company in fiscal year 2001 in connection with the 2000 fiscal year audit.

  Financial Information Systems Design and Implementation Fees. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2000.

  Other Fees. During fiscal year 2000, the Company was billed approximately $244,000 by its principal accountants for services not described above. These "Other Fees" were primarily related to tax consulting, accounting review of SEC filings, software revenue recognition and general corporate matters.

  The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company's principal accountants.

  The Board of Directors of the Company, by unanimous action of the Directors, recommends a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as the independent accountants of the company.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

  Stockholders wishing to submit a proposal for action at the Company's 2002 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Secretary of the Company at its principal executive offices not later than February 6, 2002 and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 21 days after receiving such request. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If a proponent fails to notify the Company at least forty-five
(45) days prior to the month and day of the prior year's proxy statement, then the management proxies would be allowed their discretionary voting authority when the proposal is presented at the Annual Meeting, without any discussion of the matter in the proxy statement.

                                 ANNUAL REPORT

  The Company's 2000 Annual Report to Stockholders is being mailed to the Company's stockholders with this Proxy Statement. Such materials are not part of the proxy soliciting materials.

                                 OTHER MATTERS

  Management is not aware of any other matters to be considered at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy in their discretion to vote the proxies in accordance with their judgment of such matters.

THE COMPANY WILL UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEVEL 8 SYSTEMS, INC., 8000 REGENCY PARKWAY, CARY, NORTH CAROLINA 27511.

June 6, 2001

                                                                     APPENDIX A

                            Audit Committee Charter

                                    CHARTER
                                      of
                              The Audit Committee
                                      of
                             Level 8 Systems, Inc.

  The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

  The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

  The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

  The Audit Committee shall make regular reports to the Board.

  The Audit Committee shall:

  1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

  4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

  5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

  7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

  8. Approve the fees to be paid to the independent auditor.

  9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

  10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

  11. Review the appointment and replacement of the senior internal auditing executive.

  12. Review the significant reports to management prepared by the internal auditing department and management's responses.

  13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

  14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

  15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

  16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

    a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

    b. Any changes required in the planned scope of the internal audit.

    c. The internal audit department responsibilities, budget and staffing.

  18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

  20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  21. Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

  22. Comply in all respects with the rules and regulations of the Nasdaq Stock Market.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

  Adopted this 16th day of June, 2000.

                              The Board of Directors of
                              Level 8 Systems, Inc.

                                 [LEVEL 8 LOGO]

PROXY -- COMMON STOCK

                             LEVEL 8 SYSTEMS, INC.
       Proxy Solicited by The Board of Directors for the Annual Meeting
                       of Stockholders -- June 22, 2001

     The undersigned hereby appoints JOHN P. BRODERICK and DENNIS MCKINNIE as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock, par value $.001 per share of Level 8 Systems, Inc. (the "Company") that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 22, 2001 or any adjournments thereof, with all powers the undersigned would possess if personally present, for (i) the election of directors, (ii) the approval of three amendments to the Company's 1997 Stock Option Plan, (iii) the ratification of the appointment of the independent accountants, and in their discretion with respect to matters incident to the conduct of the meeting and matters as to which the Board of Directors does not know, as of a reasonable time before the solicitation of this proxy, are to be presented at the meeting.

     The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted "FOR" the nominees listed in Proposal 1, "FOR" each of Proposals 2 through 5 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.


                 (Continued and to be SIGNED on the Next Page)

No. 1 Proposal to elect Anthony Pizi, Paul Rampel, Lenny Recanati, Samuel Somech, Theodore Fine, Michel Berty, John W. Cummings, Talmor Margalit, Frank Artale, Richard Daly and Burton Grad as directors of the Company.

       [_] FOR              [_] WITHHELD

       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                     -----------------------------------------------------------

No. 2 Proposal to approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock subject to awards under the plan from 5,250,000 shares to 6,500,000 shares.

       [_] FOR              [_] WITHHELD              [_] ABSTAIN

No. 3 Proposal to approve an amendment to the Company's 1997 Stock Option Plan to increase the participation limitation from 200,000 shares to 500,000 shares of common stock subject to option grant during each fiscal year.

       [_] FOR              [_] WITHHELD              [_] ABSTAIN

No. 4 Proposal to approve an amendment to the Company's 1997 Stock Option Plan to provide for the grant of shares of common stock in addition to the grant of stock options.

       [_] FOR              [_] WITHHELD              [_] ABSTAIN

No. 5 Proposal to ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

       [_] FOR              [_] WITHHELD              [_] ABSTAIN

  The Board of Directors recommends a vote FOR each of Proposals 1 through 5.

                                       Please mark and date the proxy and sign
                                       your name as it appears hereon. If
                                       executed by a corporation, a duly
                                       authorized officer must sign by name and title. Executors, administrators and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.


                                       Dated                              , 2001
                                             -----------------------------


                                       -----------------------------------------


                                       -----------------------------------------
                                              Signature(s) of Stockholder(s)